EXHIBIT 10.31



August 22, 2001


Mr. Bo Manning


Dear Bo:

I am very pleased to offer you employment with our team at Pivotal Corporation ("Pivotal"). The following are the terms of your employment, as we have discussed:

1. Your position at Pivotal will be Chief Executive Officer and President. You will report to the Board of Directors. Your responsibilities shall include the overall operations of Pivotal, including developing and implementing objectives and strategies to expand the business of Pivotal and increase the shareholder value. You may be assigned other duties by the Board of Directors. In addition, you will be a member of the Board of Directors.

2. Your annual salary will be $350,000.00 (US), payable semi-monthly and less applicable statutory deductions. Your salary will be reviewed in accordance with the policies established by the Pivotal Compensation Committee and any salary increase granted will be effective upon your anniversary date of employment.

     In year two, you will be entitled to an increase in your annual salary consistent with other increases granted by the Compensation Committee to other members of the executive staff. In no event will your annual salary be decreased in year two.

3. Your employment will commence on or about September 1, 2001 and will be for an indefinite term subject to the provisions listed below concerning termination of employment.

4. You will be entitled to earn incentive compensation of $300,000.00 (US) annually based on the achievement of previously agreed objectives as determined by the Board of Directors. For the first year of your employment, the incentive compensation of $300,000.00 (US) will be guaranteed and will be paid in equal quarterly instalments. The incentive will be pro-rated for partial quarters.

     In the second year of employment, a draw against the incentive compensation will be paid in equal quarterly instalments commencing with the first day of the second year of employment. The amount of this draw will be based on an estimated after Canadian tax amount. The draw shall be repaid by you from the following sources in priority:

          (i)  Incentive compensation actually earned;

          (ii) 100% of capital gains earned by you from sales of the Employer's stock; and

     In the event of the termination of your employment without cause, you will be entitled to receive any incentive compensation earned to the date you are give notice of termination.

5. As a condition of your employment, you agree in advance to relocate yourself and your family by January 1, 2002 to the general area of
     Pivotal's headquarters in Vancouver, British Columbia. Pivotal will reimburse you to maximum amount of $150,000.00 (US) on account of expenses incurred by you in relocating. These expenses can include the movement and storage of family and household goods, legal fees relating to the sale of your family home, real estate commission payable on account of the sale of your family home, the B.C. property purchase tax, up to 30 days accommodation to effect the move, reasonable expenses incurred by you and/or your spouse in locating a new residence and other expenses as pre-approved by the Chairman. It is understood and agreed that the payments referred to may render you liable for the payment of taxes in the United States and/or Canada, and in such event you will be compensated net of all taxes. In the event that you voluntarily resign your employment with Pivotal within one year of the date of your employment, you are obligated to reimburse Pivotal for the amount of the relocation costs paid by Pivotal on your behalf.

6. In addition, Pivotal will pay for reasonable accommodation for you near the company's headquarters up to the earlier of the date of your family's relocation to Vancouver or December 31, 2001. Pivotal will reimburse travel expenses to visit your current family home on weekends until you move your family, or December 31, 2001, whichever comes first.

7. You will be entitled to four weeks paid vacation per annum with your vacation to be taken at a time or times mutually agreeable to you and Pivotal. You are also entitled to Statutory Holidays.

8. As a condition of employment, you are required to participate in the Pivotal employee benefits plan. Details of this plan are available for you to review. In summary, under this plan you are required to pay the premiums for Long Term Disability, whereas Pivotal pays the total premium for MSP, Extended Health, Dental and Life Insurance. Your entitlement to participate in the plan shall be subject to the approval by the carrier of such plans and subject to you taking the necessary steps to ensure that you, and where applicable your eligible dependants, are properly registered. For the insured benefits, Pivotal is only required to pay its portion of the premiums and has no further obligation.

9. As a condition of your employment, you are required to sign an Agreement of Confidentiality/Non-Competition/Non-Solicitation and acknowledge that the intellectual property, which results from your employment, is owned by Pivotal. In addition, should your employment with Pivotal terminate for any reason, the Agreement prohibits you from interfering with the employees, customers or business of Pivotal for a period of time following the cessation of your employment. A copy of this Agreement is attached for your review and signature.

10. Subject to approval by Pivotal's Board of Directors, you will be granted an option to purchase 1,000,000 voting common shares of Pivotal at a price equivalent to the closing price on NASDAQ on the date set by the Board of Directors. The options will vest over a period of four years according to the following schedule: 12.5% after the first six months of employment with the remainder vesting on an equal quarterly basis thereafter (6.25%/quarter).

     This vesting period shall be adjusted on the following basis:

          (a) In the event of termination of employment without cause within the first twelve months of employment, 25% of the options vest immediately upon notification of termination and the remainder shall be cancelled;

          (b) In the event that substantially all the shares or assets of Pivotal are acquired by a third party as a result of a corporate acquisition and, as a result of such acquisition, or within a six month period following the acquisition, your employment is terminated without cause, 50% of the options outstanding as of the date of the acquisition shall vest immediately and the remainder shall be cancelled. It is agreed that this termination provision shall not apply if there is no reduction in your aggregate compensation and you are offered a senior position operating a business unit in substantially the same business as Pivotal located within North America equal to or larger than Pivotal's business as of the date of acquisition.

          (c) In the event of termination of employment with just cause or for death or incapacity, all options not vested shall be cancelled.

          (d)  Additional    granting   of   options   is   discretionary    and
               performance-based. Your eligibility for additional options is reviewed annually based on sustained high performance.

11. Your employment with Pivotal may be terminated in one of the following ways:

          (a) You may terminate your employment with Pivotal by giving not less than 90 days' written notice of termination to Pivotal. In Pivotal's sole discretion, if it receives written notice of termination from you, it may immediately terminate your employment without any notice or compensation in lieu of notice and it will have no further obligations to you with respect to
               the   termination   of  your
               employment, including, without limitation, any further compensation, severance pay or damages.

          (b) Pivotal may terminate your employment by giving notice or compensation in lieu of notice in the amount equivalent to one year's base salary payable semi-monthly and less applicable statutory deductions over twelve months (the "Severance Period"). If such termination of your employment occurs within the first year of employment, you will be entitled to a further payment of $300,000 paid on the same basis as above. Pivotal shall continue to provide all medical, healthcare and other benefits that are permitted during the Severance Period. The amount payable to you shall be the maximum compensation to which you are entitled in lieu of reasonable notice and Pivotal shall have no further obligations to you with respect to the termination of your employment, including, without limitation, further severance pay or damages. Upon termination without cause, you will have no rights to any other unvested benefits or compensation except as specifically provided herein. Your receipt of payments will be subject to you signing a Release of Claims in a form acceptable to Pivotal. It is agreed that the notice or pay in lieu of notice provisions of 11(b) apply in the event of a constructive dismissal as that term is defined by Canadian Courts.

          (c) Your employment may be automatically terminated upon your death or permanent incapacity which shall be deemed to occur if you suffer any illness or injury that prevents you from performing your usual employment duties for a period of six (6) consecutive months. In the event of death or permanent incapacity, Pivotal shall be under no obligation to provide you or your estate or personal representative with notice of termination or payment in lieu of notice or any other form of severance pay or damages.

          (d) Notwithstanding any other provision, Pivotal may terminate your employment with it at any time for just cause, without notice or pay in lieu of notice or any other form of compensation, severance pay or damages.

12. Upon the termination of your employment with Pivotal, you shall immediately resign any directorship or office held in Pivotal or any parent, subsidiary or affiliated company of Pivotal and you shall not be entitled to receive any written notice of termination or payment in lieu of notice or to receive any severance pay, damages or compensation for loss of office or otherwise by reason of this resignation or resignations. You shall also immediately relinquish all shares or stock and all equity interests which may be held by you as a nominee for or on behalf of Pivotal or any parent, subsidiary or affiliated company of Pivotal.

13. Upon termination of your employment with Pivotal, you shall repay Pivotal any amounts owed to Pivotal as a result of advances or loans.

14. In the event you cannot legally work in Canada due to criminal convictions, previous immigration violations or material misstatements to immigration officials, your employment shall immediately terminate and Pivotal will have no further obligations to you with respect to the termination of your employment, including, without limitation, the payment of severance pay or damages.

15. You will be eligible to be covered under the director and officer insurance program maintained by Pivotal. In addition, Pivotal agrees to indemnify you and your heirs, executors, administrators and legal representatives, against all costs, charges and expenses, reasonably incurred by you in respect of any civil, criminal or administrative action or proceeding to which you are made a party by reason of being or having been a director or officer of Pivotal, if you acted honestly and in good faith with a view to the best interests of Pivotal and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, you had reasonable grounds for believing that your conduct was lawful. To the extent that the approval of the court is required for such indemnification, Pivotal shall make such application and use reasonable efforts to obtain such approval.

16. You acknowledge that it has been recommended to you by Pivotal that you obtain independent legal advice before executing this offer and by executing this offer you represent that you did obtain independent legal advice.

Please    sign    the    attached     copy    of    this    letter    and    the
Confidentiality/Non-Competition/Non-Solicitation   Agreement  to  indicate  your
agreement, and return the signed copies to us.

We look  forward  to you  joining  us in our  quest to build a major  technology
solutions   company.   We  look  forward  to  a  long  and  mutually   rewarding
relationship.

Yours very truly,


Norm Francis
Chairman of the Board

I agree with and accept the above terms and conditions of employment.


------------------------                    -----------------------
BO MANNING                                  DATE